Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Christopher Allman-Bradshaw (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2022 Second Quarter Results
Company To Spin-Off Clinical Development Business

•Revenue: Q2 of $3.7 billion versus $3.8 billion last year
•Diluted EPS: Q2 of $3.87 versus $4.76 last year
•Adjusted EPS: Q2 of $4.96 versus $6.13 last year
•Free Cash Flow: Q2 of $429 million versus $390 million last year
•Launched innovative diagnostics for skin cancer, neurodegenerative disease, fertility and COVID-19
•Full-Year 2022 Guidance: Adjusted EPS raised to $19.00 to $21.25

BURLINGTON, N.C., July 28, 2022 – Labcorp (NYSE: LH), a leading global life sciences company, today announced results for the second quarter ended June 30, 2022, and updated full-year guidance.

“Labcorp continued to execute well during the second quarter,” said Adam Schechter, chairman and CEO of Labcorp. “We remained dedicated to providing customers with the highest quality science and service while overcoming inflationary and macroeconomic challenges through our accelerated LaunchPad efforts. We also made significant progress against our strategy and today announced plans to spin-off our Clinical Development business, resulting in two independent businesses poised for strong, sustainable growth.”

Labcorp introduced several innovative diagnostics in the quarter and expanded its drug development capabilities to serve customers in Europe, the Middle East, Africa and Japan. Through Labcorp OnDemand, the company launched at-home collection kits for diabetes, men’s fertility, and for COVID-19, flu and RSV. Labcorp also made available a new skin cancer test for physicians that can also be used during clinical trials. And in July, the company began offering a test to help physicians diagnose conditions including concussions, Alzheimer’s and Parkinson’s.

Furthering its commitment to the fight against COVID-19, Labcorp maintained adequate capacity for current and future testing needs while providing innovations to assist in pandemic response efforts. To help address the monkeypox outbreak, the company collaborated with the Centers for Disease Control and Prevention (CDC) and the Food and Drug Administration to bring the CDC’s test to doctors and hospitals across the United States.

The company also advanced important strategic partnerships and acquisitions during the quarter, and its previously announced arrangement with Ascension is progressing through normal regulatory approvals.

On July 14, 2022, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on September 9, 2022, to stockholders of record at the close of business on August 18, 2022.

Spin-Off of the Clinical Development Business

In a separate press release issued this morning, Labcorp announced that its Board of Directors has authorized the company to pursue a spin-off of the company's wholly owned Clinical Development business to Labcorp shareholders through a tax-free transaction. The spin-off will result in two independent, publicly traded companies, each poised for sustainable growth:

•Labcorp: A leading global laboratory services business comprising the company's routine and esoteric labs, central labs and early development research labs, all of which are leaders with deep scientific expertise, vast health data and insights, and an extensive, advanced global laboratory network.
•The Clinical Development Business: A leading, global Contract Research Organization (CRO) providing Phase I-IV clinical trial management, market access and technology solutions to pharmaceutical and biotechnology organizations.

Labcorp is targeting completion of the planned spin-off in the second half of 2023. Labcorp leadership will discuss the planned spin-off in further detail on the company's conference call today at 9:00 a.m. ET.

Consolidated Results

Second Quarter Results
Revenue for the quarter was $3.70 billion, a decrease of (3.7%) from $3.84 billion in the second quarter of 2021. The decrease was due to organic revenue of (3.4%) and foreign currency translation of (1.1%), partially offset by acquisitions net of divestitures of 0.8%. The (3.4%) decrease in organic revenue was driven by a (4.8%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing), partially offset by a 1.4% increase in the company's organic Base Business. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $525.9 million, or 14.2% of revenue, compared to $704.1 million, or 18.3%, in the second quarter of 2021. The company recorded amortization, restructuring charges, and special items, which together totaled $130.2 million in the quarter, compared to $135.8 million during the same period in 2021. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $656.1 million, or 17.7% of revenue, compared to $839.9 million, or 21.9%, in the second quarter of 2021. The decrease in operating income and margin was primarily due to a reduction in COVID-19 Testing, higher personnel expense, and other inflationary costs, partially offset by organic Base Business growth and LaunchPad savings.

Net earnings for the quarter were $358.6 million compared to $467.4 million in the second quarter of 2021. Diluted EPS were $3.87 in the quarter compared to $4.76 during the same period in 2021. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $4.96 in the quarter compared to $6.13 in the second quarter of 2021.

Operating cash flow for the quarter was $572.5 million compared to $487.2 million in the second quarter of 2021. The increase in operating cash flow was due to higher cash earnings and favorable working capital. Capital expenditures totaled $143.3 million compared to $97.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $429.2 million compared to $390.0 million in the second quarter of 2021.

At the end of the quarter, the company’s cash balance and total debt were $1.1 billion and $5.4 billion, respectively. During the quarter, the company invested $99.8 million on acquisitions, paid out $66.7 million in dividends, and repurchased $400.0 million of stock representing approximately 1.7 million shares.

Year-To-Date Results
Revenue was $7.6 billion, a decrease of (5.1)% from $8.0 billion, in the first six months of 2022. The decrease was due to lower organic revenue of (4.9%) and foreign currency translation of (0.7%), partially offset by acquisitions net of divestitures of 0.6%. The (4.9%) decrease in organic revenue was a (7.4%) decrease in COVID-19 Testing, partially offset by a 2.5% increase in the Company's organic Base Business.

Operating income was $1,213.8 million, or 16.0% of revenue, compared to $1,762.0 million, or 22.0%, in the first six months of 2021. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $236.3 million in the first six months of 2022 compared to $259.8 million during the same period in 2021. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $1,450.1 million, or 19.1% of revenue, compared to $2,021.8 million, or 25.3%, in the first six months of 2021. The decrease in operating income and margin was primarily due to lower COVID-19 Testing and higher personnel costs, partially offset by a recovery in the Base Business.

Net earnings were $850.2 million compared to $1,237.0 million in the first six months of 2021. Diluted EPS were $9.11 in the first six months of 2022 compared to $12.58 during the same period in 2021. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $11.07 in the first six months of 2022 compared to $14.92 during the same period in 2021.

Operating cash flow was $928.5 million compared to $1,644.8 million in the first six months of 2021. The decrease in operating cash flow was due to lower cash earnings and unfavorable working capital. Capital expenditures totaled $260.5 million compared to $192.6 million during the same period in 2021. As a result, free cash flow (operating cash flow less capital expenditures) was $668.0 million compared to $1,452.2 million in the first six months of 2021.

Second Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.26 billion, a decrease of (4.7%) from $2.37 billion in the second quarter of 2021. The decrease was primarily due to organic revenue of (5.7%), partially offset by acquisitions of 1.2%. The (5.7%) decrease in organic revenue was due to a (7.8%) decrease in COVID-19 Testing, partially offset by a 2.1% increase in the Base Business. Total Base Business growth compared to the Base Business in the prior year was 3.9%.

Total volume (measured by requisitions) decreased by (2.7%) as organic volume decreased by (3.1%) and acquisition volume contributed 0.4%. Organic volume was impacted by a (5.6%) decrease in COVID-19 Testing, partially offset by a 2.6% increase in Base Business. Price/mix decreased by (2.0%) due to a decrease in COVID-19 Testing of (2.2%) and a decline in organic Base Business of (0.4%), partially offset by acquisitions of 0.8%. Base Business volume was up 3.4% compared to the Base Business last year, while price/mix was up 0.5%.

Adjusted operating income for the quarter was $515.6 million, or 22.9% of revenue, compared to $663.2 million, or 28.0%, in the second quarter of 2021. The decrease in adjusted operating income and adjusted operating margin was primarily due to a reduction in COVID-19 Testing, higher personnel expense, and other inflationary costs, partially offset by organic Base Business growth and LaunchPad savings.

Drug Development
Revenue for the quarter was $1.45 billion, a decrease of (2.9)% from $1.50 billion in the second quarter of 2021. The decrease was due to foreign currency translation of (2.6%) and lower COVID-19 Testing of (0.6%), partially offset by acquisitions net of divestitures of 0.2% and organic Base Business growth of 0.1%. Organic Base Business growth was impacted by reduced COVID-19 related work, the Ukraine/Russia crisis, and lower pass-throughs.

Adjusted operating income for the quarter was $213.3 million, or 14.7% of revenue, compared to $221.1 million, or 14.8%, in the second quarter of 2021. Adjusted operating income and margin decreased primarily due to COVID-19 Testing, a reduction in COVID-19 related work, the Ukraine/Russia crisis, and inflationary costs. These impacts were partially offset by organic Base Business growth and LaunchPad savings. In addition, personnel expense was lower due to cost reduction actions and variable compensation.

Net orders and net book-to-bill during the trailing twelve months were $7.15 billion and 1.23, respectively. Backlog at the end of the quarter was $15.21 billion, an increase of 6.5% compared to last year. The company expects approximately $4.84 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2022

Labcorp is updating 2022 full year guidance to reflect its second quarter performance and full-year outlook. The following guidance assumes foreign exchange rates effective as of June 30, 2022, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2022 Guidance		2022 Guidance

	2021	Low	High	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$16.1	(5.5%)	(1.5%)	(6.0%)	(2.0%)
Base Business (2)	$13.4	8.0%	10.0%	5.0%	7.5%
COVID-19 Testing (2)	$2.8	(70.0%)	(60.0%)	(60.0%)	(50.0%)

Total Diagnostics (3)	$10.4	(15.5%)	(11.5%)	(13.0%)	(9.0%)
Base Business	$7.6	4.0%	6.0%	4.0%	6.0%
COVID-19 Testing	$2.8	(70.0%)	(60.0%)	(60.0%)	(50.0%)

Total Drug Development (4)	$5.8	6.0%	8.5%	1.5%	3.5%
Base Business	$5.8	6.5%	9.0%	2.0%	4.0%

Adjusted EPS	$28.52	$18.25	$21.00	$19.00	$21.25

Free Cash Flow (5)	$2.65	$1.7	$1.9	$1.7	$1.9

(1) 2022 Updated Guidance includes an impact from foreign currency translation of (0.8%), previous 2022 Guidance was (0.4%)
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue
(3) 2022 Updated Guidance includes an impact from foreign currency translation of 0.0%, previous 2022 Guidance was 0.0%
(4) 2022 Updated Guidance includes an impact from foreign currency translation of (2.3%), previous 2022 Guidance was (1.1%)
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 800-715-9871 (646-307-1963 for international callers). The conference ID is 4124787. A telephone replay of the call will be available through August 11, 2022, and can be heard by dialing 800-770-2030 (609-800-9909 for international callers). The conference ID for the replay is 4124787. A live online broadcast of Labcorp’s quarterly conference call on July 28, 2022, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This online broadcast will be archived and accessible through July 14, 2023.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 75,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $16.1 billion in 2021. Learn more about us at www.labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2022 guidance and related assumptions, (ii) the proposed spin-off of the Clinical Development business (“CD”), including statements regarding the expectation that the transaction will be consummated, the anticipated timing of the transaction, benefits of the transaction, the expected tax treatment of the transaction, and opportunities for future growth; (iii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iv) the company's responses to the COVID-19 pandemic, (v) future business strategies, (vi) expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and (vii) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, (i) uncertainties as to the completion and timing of the transaction; (ii) the failure to obtain appropriate assurances regarding the tax-free nature of the spin-off; (iii) the receipt of regulatory approvals; (iv) the effect of the announcement or pendency of the transaction on the company’s business relationships, operating results, and business generally; (v) unexpected issues that arise in the continued planning for the transaction; (vi) the failure to have the Form 10 registration statement that will be filed with the SEC declared effective on a timely basis, or at all; (vii) risks that the proposed transaction disrupts current plans and operations of the company or CD; (viii) potential difficulties as a result of the transaction with the company or CD employee retention; (ix) risks related to diverting management’s attention from the company and CD’s ongoing business operations; (x) the ability of the company to successfully separate CD operations from the company’s ongoing operations; (xi) market receptiveness to effect transactions in the capital markets; (xii) market reaction to the announcement and planning for the transaction; (xiii) the trading price of the company’s stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (xiv) changes in government regulations, including healthcare reform; (xv) customer purchasing decisions, including changes in payer regulations or policies; (xvi) other adverse actions of governmental and third-party payers; (xvii) changes in testing guidelines or recommendations; (xviii) federal, state, and local government responses to the COVID-19 pandemic; (xix) the impact of global geopolitical events; (xx) the effect of public opinion on the company’s reputation; (xxi) adverse results in material litigation matters; (xxii) the impact of changes in tax laws and regulations; (xxiii) failure to maintain or develop customer relationships; (xxiv) the company's ability to develop or acquire new products and adapt to technological changes; (xxv) failure in information technology, systems or data security; (xxvi) the impact of potential losses under repurchase agreements; (xxvii) adverse weather conditions; (xxviii) the number of revenue days in a financial period; (xxix) employee relations; (xxx) personnel costs; (xxxi) inflation; and (xxxii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy, including the proposed spin-off, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$3,696.9	$3,840.7	$7,596.5	$8,002.2

Cost of revenues	2,574.2	2,575.9	5,240.9	5,138.4

Gross profit	1,122.7	1,264.8	2,355.6	2,863.8

Selling, general and administrative expenses	486.0	458.7	950.1	888.5
Amortization of intangibles and other assets	66.4	92.4	133.5	184.5
Goodwill and other asset impairments	—	—	1.2	—
Restructuring and other charges	44.4	9.6	57.0	28.8

Operating income	525.9	704.1	1,213.8	1,762.0

Other income (expense):
Interest expense	(42.5)	(78.3)	(84.7)	(126.8)
Equity method income, net	1.4	8.0	4.8	12.5
Investment income	2.0	2.7	3.1	5.1
Other, net	(10.4)	14.1	(20.5)	19.6

Earnings before income taxes	476.4	650.6	1,116.5	1,672.4

Provision for income taxes	117.5	182.6	265.5	434.3

Net earnings	358.9	468.0	851.0	1,238.1
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.6)	(0.8)	(1.1)

Net earnings attributable to Laboratory Corporation of America Holdings	$358.6	$467.4	$850.2	$1,237.0

Basic earnings per common share	$3.89	$4.80	$9.17	$12.69

Diluted earnings per common share	$3.87	$4.76	$9.11	$12.58

Weighted average basic shares outstanding	92.3	97.4	92.7	97.5

Weighted average diluted shares outstanding	92.7	98.2	93.3	98.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30, 2022	December 31, 2021
ASSETS

Current assets:
Cash and cash equivalents	$1,068.8	$1,472.7
Accounts receivable	2,216.4	2,261.5
Unbilled services	827.4	716.8
Supplies inventory	436.3	401.4
Prepaid expenses and other	481.9	478.1
Total current assets	5,030.8	5,330.5

Property, plant and equipment, net	2,870.2	2,815.4
Goodwill, net	8,114.0	7,958.9
Intangible assets, net	3,864.9	3,735.5
Joint venture partnerships and equity method investments	57.7	60.9
Deferred income taxes	28.7	21.6
Other assets, net	436.8	462.6
Total assets	$20,403.1	$20,385.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$754.7	$621.3
Accrued expenses and other	1,139.8	1,404.1
Unearned revenue	544.2	558.5
Short-term operating lease liabilities	192.1	187.0
Short-term finance lease liabilities	10.5	10.5
Short-term borrowings and current portion of long-term debt	1.6	1.5
Total current liabilities	2,642.9	2,782.9

Long-term debt, less current portion	5,360.3	5,416.5
Operating lease liabilities	669.4	642.5
Financing lease liabilities	81.9	84.6
Deferred income taxes and other tax liabilities	743.4	762.9
Other liabilities	484.5	402.0
Total liabilities	9,982.4	10,091.4

Commitments and contingent liabilities
Noncontrolling interest	20.0	20.6

Shareholders’ equity:
Common stock, 91.0 and 93.1 shares outstanding at June 30, 2022, and December 31, 2021, respectively	8.3	8.5
Additional paid-in capital	—	—
Retained earnings	10,897.9	10,456.8
Accumulated other comprehensive loss	(505.5)	(191.9)
Total shareholders’ equity	10,400.7	10,273.4
Total liabilities and shareholders’ equity	$20,403.1	$20,385.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$358.9	$468.0	$851.0	$1,238.1

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	159.1	187.1	320.6	371.0
Stock compensation	39.4	23.9	77.6	52.6
Operating lease right-of-use asset expense	48.8	48.0	97.7	96.3
Goodwill and other asset impairments	—	—	1.2	—
Deferred income taxes	(16.5)	(57.7)	(35.5)	(85.5)
Other	7.3	5.5	3.7	2.3
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Decrease in accounts receivable	1.0	118.3	21.4	265.0
Increase in unbilled services	(39.4)	(57.8)	(123.9)	(100.3)
(Increase) decrease in supplies inventory	1.7	(12.8)	(35.7)	(17.5)
(Increase) decrease in prepaid expenses and other	15.2	20.9	(25.9)	(31.0)
Increase (decrease) in accounts payable	137.4	(27.4)	131.9	(44.3)
Increase (decrease) in unearned revenue	(3.3)	5.9	(6.2)	37.7
Decrease in accrued expenses and other	(137.1)	(234.7)	(349.4)	(139.6)
Net cash provided by operating activities	572.5	487.2	928.5	1,644.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(143.3)	(97.2)	(260.5)	(192.6)
Proceeds from sale of assets	0.1	0.1	1.1	2.7
Proceeds from sale or distribution of investments	—	—	0.4	—
Proceeds from exit from swaps	3.0	—	3.0	—
Proceeds from sale of business	—	13.1	—	13.1
Investments in equity affiliates	(2.5)	(6.4)	(4.7)	(11.9)
Acquisition of businesses, net of cash acquired	(99.8)	—	(554.9)	(34.1)
Net cash used for investing activities	(242.5)	(90.4)	(815.6)	(222.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior note offerings	—	1,000.0	—	1,000.0
Payments on term loan	—	—	—	(375.0)
Payments on senior notes	—	(1,000.0)	—	(1,000.0)
Net share settlement tax payments from issuance of stock to employees	(10.1)	(14.9)	(37.4)	(43.0)
Net proceeds from issuance of stock to employees	0.9	1.9	19.1	26.6
Dividends paid	(66.7)	—	(66.7)	—
Purchase of common stock	(400.0)	(300.0)	(400.0)	(368.5)
Other	(3.8)	(12.4)	(12.4)	(15.6)

Net cash used for financing activities	(479.7)	(325.4)	(497.4)	(775.5)

Effect of exchange rate changes on cash and cash equivalents	(15.0)	1.0	(19.4)	(4.1)

Net increase (decrease) in cash and cash equivalents	(164.7)	72.4	(403.9)	642.4
Cash and cash equivalents at beginning of period	1,233.5	1,890.8	1,472.7	1,320.8

Cash and cash equivalents at end of period	$1,068.8	$1,963.2	$1,068.8	$1,963.2

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Diagnostics
Revenues	$2,255.4	$2,365.5	$4,709.5	$5,123.3

Adjusted Operating Income	$515.6	$663.2	$1,198.7	$1,654.8
Adjusted Operating Margin	22.9%	28.0%	25.5%	32.3%

Drug Development
Revenues	$1,451.9	$1,495.2	$2,911.2	$2,933.4

Adjusted Operating Income	$213.3	$221.1	$381.9	$455.3
Adjusted Operating Margin	14.7%	14.8%	13.1%	15.5%

Consolidated
Revenues	$3,696.9	$3,840.7	$7,596.5	$8,002.2

Adjusted Segment Operating Income	$728.9	$884.3	$1,580.6	$2,110.1
Unallocated corporate expense	$(72.8)	$(44.4)	$(130.5)	$(88.3)
Consolidated Adjusted Operating Income	$656.1	$839.9	$1,450.1	$2,021.8
Adjusted Operating Margin	17.7%	21.9%	19.1%	25.3%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Adjusted Operating Income
Operating Income	$525.9	$704.1	$1,213.8	$1,762.0
Amortization of intangibles and other assets (a)	66.4	92.4	133.5	184.5
Restructuring and other charges (b)	44.4	9.6	57.0	28.8
Acquisition and disposition-related costs (c)	10.5	9.0	21.9	14.7
COVID-19 related costs (d)	4.3	7.0	13.5	12.9
Ukraine/Russia crisis costs (e)	0.4	—	1.6	—
Retention bonuses (f)	—	—	0.9	—
Other (g)	4.2	17.8	7.9	18.9
Adjusted operating income	$656.1	$839.9	$1,450.1	$2,021.8

Adjusted operating margin	17.7%	21.9%	19.1%	25.3%

Adjusted Net Income
Net Income	$358.6	$467.4	$850.2	$1,237.0
Impact of adjustments to operating income	130.2	135.8	236.3	259.8
Losses and (gains) on venture fund investments, net (h)	2.6	(19.6)	5.7	(19.6)
Loss on sale of business (i)	—	5.0	—	5.0
Debt financing costs (j)	—	32.9	—	33.4
Loss on exit of swap (k)	0.9	—	0.9	—
Change in U.K. tax rates (l)	—	17.1	—	17.1
Income tax impact of adjustments (m)	(32.9)	(36.2)	(60.0)	(65.2)
Adjusted net income	$459.4	$602.4	$1,033.1	$1,467.5

Weighted average diluted shares outstanding	92.7	98.2	93.3	98.4

Adjusted net income per share	$4.96	$6.13	$11.07	$14.92

(a)	Amortization of intangible assets acquired as part of business acquisitions. In the fourth quarter of 2020, the company announced a rebranding resulting in an acceleration of the amortization of acquired trade names impacting amortization for the three and six months ended June 30, 2021.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	Costs related to incremental operating expenses incurred as a result of the COVID-19 pandemic.
(e)
During the first six months of 2022, the company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions resulting from the Ukraine/Russia crisis.

(f)	Due to the current tight labor markets, the company implemented a targeted retention program within the Drug Development segment for a select group of positions experiencing higher than normal turnover.
(g)	Represents various non-operational items including rebranding, strategic review, litigation, data breach costs, insurance reimbursements, LaunchPad system implementation costs, and acquisition purchase accounting adjustments.
(h)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(i)	Represent the loss on sale of certain assets by the drug development business.
(j)	During the second quarter of 2021, the company refinanced $1,000.0 million in senior notes due in February and August 2022 and incurred costs related to the make-whole provisions and the acceleration of deferred financing costs.
(k)	During the second quarter of 2022, the company exited a portion its cross currency swap and incurred a loss on the settlement of the swap.
(l)	During the second quarter of 2021, the UK tax authorities announced increased future tax rates resulting in the revaluation of the UK tax assets and liabilities.
(m)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.